EXHIBIT 10.3

One University Plaza	Suite 507	Hackensack, NJ 07601	201.465.8000

CONTRACT BY AND BETWEEN

BECKERMAN

AND

FRONTIER BEVERAGES

LETTER OF AGREEMENT

We appreciate your decision to retain Beckerman to render public relations services. This letter will serve to confirm the terms of those services and will ensure that we have a clear understanding of our agreement from the outset.

Beckerman, located at One University Plaza, Suite 507, Hackensack, NJ 07601, is appointed Public Relations Agency of Record for Frontier Beverages (Client), located at 1837 Harbor Avenue, Memphis, TN 38113.

Beckerman will charge a monthly retainer of $12,000 for all public relations services. The term of this agreement shall be twelve months, effective April 15, 2010. The first month’s retainer is due upon execution of this agreement. In addition, Beckerman will receive 50,000 shares of Frontier Beverage stock.

Unless terminated earlier as provided for herein, after the initial twelve-month term, this agreement shall automatically renew for an additional twelve months at the same monthly rate. After the initial twelve month period, either party may cancel this agreement at any time upon 60-days written notice provided to the other party. Retainer shall be due for the notice period should Client terminate.

We shall implement a public relations program from April 15, 2010 through April 14, 2011. Any tasks requested by the Client, but not included within the scope of said services to be rendered will be considered additional work and a separate retainer letter will be prepared. We will achieve your goals as outlined in our proposal and a forthcoming timeline. A detailed summary of all work performed shall be provided to Client on a bimonthly basis.

Expenses will be directly billed to Client. Any expenses paid for by Beckerman on behalf of the Client are subject to a 20% handling fee. Beckerman estimates that out-of-pocket expenses will average $500 per month. Expenses may include tracking software and databases, copying, courier, fax, overnight packages, photography, travel, video, media monitoring, news clipping and newswire release services. Beckerman will coordinate contracts where necessary. We shall provide you with a detailed itemized accounting of all expenses incurred on your behalf. All expenses in excess of $200.00 will require your prior written authorization. Certain expenses will be billed directly to you at our discretion.

LETTER OF AGREEMENT

You agree that expenses incurred by Beckerman for providing the aforementioned services will be reimbursed by you. Billing of these expenses will be conducted on a monthly basis. Invoicing schedule is the 15th of each month representing the retainer for the next month and out-of-pocket expenses for the prior month. Client shall pay invoices within 15 days of the invoice date.

During the term of this agreement, Client gives Beckerman the right to publish their Agency of Record status in the media as well as for their own marketing purposes. In addition, Client gives Beckerman the right to publish all of their approved public relations articles on the Beckerman website with prior consent by the Client. All articles, press releases and other materials generated by Beckerman are the property of Client, which will have the right to publish and/or re-print these materials during and after the term of this agreement.

Recognizing the time and expense of Beckerman’s investment in its employees, Client agrees that it shall not directly or indirectly employ, hire or retain any person who is an employee of Beckerman during the term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement. In the event Client directly or indirectly employs, hires, or retains a Beckerman employee during this timeframe, Client shall pay Beckerman a fee of $100,000 (One hundred thousand dollars) per occurrence, prior to start of employment.

By execution of this agreement, Client agrees to indemnify, defend and hold harmless Beckerman against any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorney’s fees and expenses, arising out of Beckerman utilization of any authorized information, excluding negligent or improper use.

This agreement and the attachments hereto, if any, constitute the entire agreement between the parties with respect to the subject matter herein and there are no representations, understandings, or agreements relative hereto which or not fully expressed herein.

CONTRACT ACCEPTED BY:

Signature:	Print Name:
Beckerman

Date

Signature:	Print Name:	Terry Harris
Frontier Beverages

4-8-10
Date

LETTER OF AGREEMENT

You agree that expenses incurred by Beckerman for providing the aforementioned services will be reimbursed by you. Billing of these expenses will be conducted on a monthly basis. Invoicing schedule is the 15th of each month representing the retainer for the next month and out-of-pocket expenses for the prior month, Client shall pay invoices within 15 days of the invoice date.

During the term of this agreement, Client gives Beckerman the right to publish their Agency of Record status in the media as well as for their own marketing purposes. In addition, Client gives Beckerman the right to publish all of their approved public relations articles on the Beckerman website with prior consent by the Client. All articles, press releases and other materials generated by Beckerman are the property of Client, which will have the right to publish and/or re-print these materials during and after the term of this agreement.

Recognizing the time and expense of Beckerman’s investment in its employees, Client agrees that it shall not directly or indirectly employ, hire or retain any person who is an employee of Beckerman during the term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement. In the event Client directly or indirectly employs, hires, or retains a Beckerman employee during this timeframe, Client shall pay Beckerman a fee of $100,000 (One hundred thousand dollars) per occurrence, prior to start of employment.

By execution of this agreement, Client agrees to indemnify, defend and hold harmless Beckerman against any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorney’s fees and expenses, arising out of Beckerman utilization of any authorized information, excluding negligent or improper use.

This agreement and the attachments hereto, if any, constitute the entire agreement between the parties with respect to the subject matter herein and there are no representations, understandings, or agreements relative hereto which are not fully expressed herein.

CONTRACT ACCEPTED BY:

Signature:	Print Name:	Donald McIntire
Beckerman

3-15-10
Date

Signature:	Print Name:	Terry Harris
Frontier Beverages

3-15-10
Date